UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 3, 2005

SMART & FINAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-10811	95-4079584
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Citadel Drive City of Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 869-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On March 3, 2005, Ross E. Roeder, the Chairman of Smart & Final Inc. (the “Company”), exercised options to purchase 81,250 shares of the Company’s common stock at exercise prices ranging from $4.28 to $9.25 per share. The options were granted to Mr. Roeder under the Company’s Long-Term Equity Compensation Plan. As permitted by this plan, the exercise price for the options was paid by Mr. Roeder’s transfer to the Company of 34,750 shares of the Company’s common stock previously held by Mr. Roeder. In connection therewith the Company also accepted from Mr. Roeder 10,500 shares of the Company’s common stock resulting from Mr. Roeder’s option exercise, plus cash for a remainder amount, in payment of applicable payroll taxes due on the transaction.

The Company will account for the shares surrendered by Mr. Roeder as treasury stock.

The net result of the transactions was to increase the total number of shares of the Company’s common stock directly held by Mr. Roeder from 153,750 shares to 189,750 shares, following the exercise. Mr. Roeder also has indirect holdings of 64,421 shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL INC.

Date: March 4, 2005	By:	/s/ Richard N. Phegley
Richard N. Phegley
Senior Vice President and
Chief Financial Officer

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